Exhibit 99

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

January 28, 2016

HELMERICH & PAYNE, INC. ANNOUNCES FIRST QUARTER RESULTS

Helmerich & Payne, Inc. (NYSE: HP) reported net income of $16 million ($0.15 per diluted share) from operating revenues of $488 million for the first quarter of fiscal 2016, compared to net income of $204 million ($1.86 per diluted share) from operating revenues of $1.06 billion during the first quarter of fiscal 2015, and net loss of $28 million (negative $0.25 per diluted share) from operating revenues of $554 million during the fourth quarter of fiscal 2015.  Included in net income per diluted share for both this year’s first fiscal quarter and last year’s first fiscal quarter are approximately $0.10 and $0.07, respectively, in after-tax income related to a combination of select items as described in a separate section of this press release.  Included in net loss per diluted share for last year’s fourth fiscal quarter are approximately $0.29 in after-tax losses related to a combination of select items.

President and CEO John Lindsay commented, “Our first fiscal quarter results were better than expected primarily as a result of significantly reduced daily rig expenses in our U.S. Land segment.  Unfortunately, as very low oil and gas prices force our customers to further reduce their drilling budgets, the U.S. land industry rig count has now declined to levels not seen since 1999.  Although the market isn’t expected to improve in the second fiscal quarter, we will continue to work on cost-effective measures across the organization while strengthening our ability to add value for our customers through innovation and productivity enhancements.

“Given our unparalleled experience designing, building, operating and maintaining AC drive land rigs, we have the distinct advantage of being able to continuously upgrade our already best-in-class rigs to meet the needs of more complex well designs.  This continuous learning and improvement culture, along with our relentless focus on customer service, should allow us to further help our customers reduce their total cost per well.

“With a very strong and liquid balance sheet, a firm backlog of term contracts and the flexibility to significantly reduce spending levels during a soft market, our approach to capital allocation will remain prudent and should allow us to effectively manage our business through this downturn and emerge from it with even greater competitive advantages.”

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January 28, 2016

The Company also announced today that starting October 1, 2015 and during the quarter ended December 31, 2015, the Company eliminated a legacy one-month lag period between its U.S. fiscal year and its foreign subsidiaries’ fiscal years.  In the past and for financial reporting purposes, fiscal years for the Company’s foreign operations ended on August 31 instead of September 30 to facilitate reporting of consolidated results.  While the previous method is considered acceptable, the Company believes this voluntary change in accounting principle is preferable because it provides the most current level of information available.  As required, the Company is applying the elimination of the one-month lag retrospectively to all periods presented herein.  The corresponding net impact on the first quarter of fiscal 2015 was an increase in net income of less than $1 million.  The net impact on the fourth quarter of fiscal 2015 was an increase in net loss of approximately $6 million, which was primarily attributable to long-term contract early termination compensation revenue that shifted to the third quarter of fiscal 2015.

Operating Segment Results

Segment operating income for the Company’s U.S. land operations was $56 million for the first quarter of fiscal 2016, compared with $318 million for last year’s first fiscal quarter and $34 million for last year’s fourth fiscal quarter.  As compared to the fourth quarter of fiscal 2015, the increase in segment operating income was primarily attributable to a higher rig margin per day average as well as the absence of non-cash abandonment charges during the first quarter of fiscal 2016.  The number of quarterly revenue days decreased sequentially by 11.5% to 11,945 days.  Excluding the impact of $2,482 and $2,417 per day corresponding to revenues from early contract terminations during last year’s fourth fiscal quarter and this year’s first fiscal quarter, respectively, the average rig revenue per day increased sequentially by $16 to $26,234, and the average rig margin per day increased sequentially by $949 to $13,344.  The average rig expense per day decreased sequentially by $933 to $12,890.  Rig utilization for the segment was 39% for this year’s first fiscal quarter, compared with 89% and 43% for last year’s first and fourth fiscal quarters, respectively.  At December 31, 2015, the Company’s U.S. land segment had approximately 131 contracted rigs generating revenue (including 101 under long-term contracts) and 214 idle rigs.

Segment operating income for the Company’s offshore operations was $7.7 million for the first quarter of fiscal 2016, compared with $21.7 million for last year’s first fiscal quarter and $12.6 million for last year’s fourth fiscal quarter.  The sequential decrease in operating income was mostly attributable to a decline in the average rig margin per day, which decreased from $13,296 to $7,920.  Quarterly revenue days remained flat sequentially at 736 days during the first fiscal quarter.

The Company’s international land operations reported a segment operating loss of $6.7 million for this year’s first fiscal quarter, compared with operating income of $10.6 million for last year’s first fiscal quarter and an operating loss of $47.2 million for last year’s fourth fiscal quarter.  The sequential decrease in operating loss was mostly attributable to the absence of impairment and other non-cash charges during the first fiscal quarter which was somewhat tempered by a currency exchange loss of $8.5 million primarily due to the devaluation of the Argentine Peso in December 2015.  The sequential decline in operating loss was also attributable to an increase in the average rig margin per day.  Excluding the impact of $3,128 per day corresponding to charges related to an

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January 28, 2016

allowance for doubtful accounts during last year’s fourth fiscal quarter, the average rig margin per day increased sequentially from $8,129 to $11,811.  The number of quarterly revenue days decreased sequentially by approximately 12% to 1,411 days.

Drilling Operations Outlook for the Second Quarter of Fiscal 2016

In the U.S. land segment, the Company expects revenue days (activity) to decrease by roughly 20% during the second fiscal quarter as compared to the first fiscal quarter of 2016.  Excluding any impact from early termination revenue, the average rig revenue per day is expected to be roughly flat, as compared to the first quarter of fiscal 2016, and the corresponding average rig expense per day is expected to increase to roughly $13,600.  As of today, the U.S. land segment has approximately 121 contracted rigs that are generating revenue (including 93 under term contracts) and 226 idle rigs.

In the offshore segment, the Company expects the average rig margin per day to be approximately $8,250 during the second fiscal quarter of 2016 and revenue days to decrease by approximately 5% to 10% as compared to the first quarter of fiscal 2016.

In the international land segment, the Company expects revenue days to decline by roughly 5% to 10% as compared to the first quarter of fiscal 2016.  The average rig margin per day is expected to be roughly $7,500 during the second quarter of fiscal 2016.

Select Items Included in Net Income (or Loss) per Diluted Share

Included in net income per diluted share corresponding to the first quarter of fiscal 2016 are approximately $0.10 in after-tax income related to a combination of the following:  $0.17 of after-tax gains from long-term contract early termination compensation from customers; $0.03 of after-tax gains related to the sale of used drilling equipment; $0.05 of after-tax losses related to a currency exchange loss; and a negative $0.05 impact on income tax expense primarily due to a fiscal 2015 adjustment to the Domestic Production Deduction that resulted from a U.S. tax law change in December 2015 extending bonus depreciation allowances that had expired December 31, 2014.

Included in net income per diluted share corresponding to the first quarter of fiscal 2015 are approximately $0.07 in after-tax income related to a combination of the following:  $0.14 of after-tax gains from long-term contract early termination compensation from customers; $0.02 of after-tax gains related to the sale of used drilling equipment; and a negative $0.09 impact on income tax expense primarily due to a fiscal 2014 adjustment to the Domestic Production Deduction that resulted from a U.S. tax law change in December 2014 extending bonus depreciation allowances that had expired December 31, 2013.

Included in net loss per diluted share corresponding to the fourth quarter of fiscal 2015 are approximately $0.29 in after-tax losses related to a combination of the following:  $0.20 of after-tax gains from long-term contract early termination compensation from customers; $0.02 of after-tax gains related to the sale of used drilling equipment; $0.03 of after-tax losses related to an allowance for doubtful accounts; $0.18 of after-tax losses from abandonment charges related to the decommissioning of certain (SCR) land rigs and other used drilling equipment; $0.23 of after-tax losses from impairment charges for

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January 28, 2016

certain (SCR) land rigs; and a negative $0.07 impact on income tax expense due primarily to limitations on foreign income tax credits.

About Helmerich & Payne, Inc.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of January 28, 2016, the Company’s existing fleet includes 347 land rigs in the U.S., 38 international land rigs, and nine offshore platform rigs.  In addition, the Company is scheduled to deliver another three new H&P-designed and operated FlexRigs®*, all under long-term contracts with customers.  Upon completion of these commitments, the Company’s global fleet is expected to have a total of 388 land rigs, including 373 AC drive FlexRigs.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:

Investor Relations

investor.relations@hpinc.com

(918) 588-5190

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January 28, 2016

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended
	September 30	December 31
CONSOLIDATED STATEMENTS OF	2015		2014
OPERATIONS	(As adjusted)	2015	(As adjusted)

Operating Revenues:
Drilling — U.S. Land	$420,393	$369,805	$890,047
Drilling — Offshore	52,280	41,880	69,887
Drilling — International Land	78,069	72,194	96,673
Other	3,058	3,968	4,180
	$553,800	$487,847	$1,060,787

Operating costs and expenses:
Operating costs, excluding depreciation	326,274	276,644	559,463
Depreciation	174,594	142,129	138,232
Asset Impairment Charge	39,242	—	—
General and administrative	37,728	32,074	32,736
Research and development	3,760	2,919	4,158
Income from asset sales	(3,015)	(4,589)	(4,173)
	578,583	449,177	730,416

Operating income (loss)	(24,783)	38,670	330,371

Other income (expense):
Interest and dividend income	1,393	733	295
Interest expense	(5,697)	(4,524)	(590)
Other	(989)	(261)	314
	(5,293)	(4,052)	19

Income (loss) from continuing operations
before income taxes	(30,076)	34,618	330,390
Income tax provision	(2,486)	18,720	126,767
Income (loss) from continuing operations	(27,590)	15,898	203,623

Income (loss) from discontinued operations before income taxes	(6)	104	(15)
Income tax provision	—	—	—
Income (loss) from discontinued operations	(6)	104	(15)

NET INCOME (LOSS)	$(27,596)	$16,002	$203,608

Basic earnings per common share:
Income (loss) from continuing operations	$(0.25)	$0.15	$1.87
Income from discontinued operations	$—	$—	$—

Net income	$(0.25)	$0.15	$1.87

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January 28, 2016

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended
	September 30	December 31
CONSOLIDATED STATEMENTS OF	2015		2014
OPERATIONS	(As adjusted)	2015	(As adjusted)

Diluted earnings per common share:
Income (loss) from continuing operations	$(0.25)	$0.15	$1.86
Income from discontinued operations	$—	$—	$—

Net income	$(0.25)	$0.15	$1.86

Weighted average shares outstanding:
Basic	107,740	107,852	107,973
Diluted	107,740	108,409	108,843

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January 28, 2016

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	December 31	September 30 2015
CONSOLIDATED CONDENSED BALANCE SHEETS	2015	(As adjusted)

ASSETS
Cash and cash equivalents	$848,230	$729,384
Short term investments	47,708	45,543
Other current assets	572,289	656,170
Current assets of discontinued operations	8,449	8,097
Total current assets	1,476,676	1,439,194
Investments	85,276	104,354
Net property, plant, and equipment	5,530,817	5,563,170
Other assets	37,505	40,524
TOTAL ASSETS	$7,130,274	$7,147,242

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$405,480	$344,820
Current liabilities of discontinued operations	3,310	3,377
Total current liabilities	408,790	348,197
Non-current liabilities	1,393,384	1,406,036
Non-current liabilities of discontinued operations	5,139	4,720
Long-term notes payable	492,668	492,443
Total shareholders’ equity	4,830,293	4,895,846

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,130,274	$7,147,242

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January 28, 2016

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Three Months Ended
	December 31
		2014
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2015	(As adjusted)

OPERATING ACTIVITIES:
Net income	$16,002	$203,608
Adjustment for (income) loss from discontinued operations	(104)	15
Income from continuing operations	15,898	203,623
Depreciation	142,129	138,232
Changes in assets and liabilities	146,239	48,602
Gain on sale of assets	(4,589)	(4,173)
Other	8,415	7,040
Net cash provided by operating activities from continuing operations	308,092	393,324
Net cash used in operating activities from discontinued operations	104	(15)
Net cash provided by operating activities	308,196	393,309

INVESTING ACTIVITIES:
Capital expenditures	(114,470)	(369,981)
Purchase of short-term investments	(6,918)	—
Proceeds from sale of assets	6,058	7,160
Proceeds from sales of short-term investments	4,600	—
Net cash used in investing activities	(110,730)	(362,821)

FINANCING ACTIVITIES:
Dividends paid	(74,560)	(74,822)
Repurchase of common stock	—	(59,654)
Debt issuance costs	(32)	—
Exercise of stock options, net of tax withholding	(59)	(2,062)
Tax withholdings related to net share settlements of restricted stock	(3,617)	(4,248)
Excess tax benefit from stock-based compensation	(352)	2,723
Net cash used in financing activities	(78,620)	(138,063)

Net increase (decrease) in cash and cash equivalents	118,846	(107,575)
Cash and cash equivalents, beginning of period, restated	729,384	360,307
Cash and cash equivalents, end of period	$848,230	$252,732

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January 28, 2016

	Three Months Ended
	September 30	December 31
SEGMENT REPORTING	2015 (As adjusted)	2015	2014 (As adjusted)
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$420,393	$369,805	$890,047
Direct operating expenses	219,700	181,541	441,126
General and administrative expense	15,984	12,373	11,715
Depreciation	151,056	120,359	119,077
Segment operating income	$33,653	$55,532	$318,129

Revenue days	13,490	11,945	27,355
Average rig revenue per day	$28,700	$28,651	$29,457
Average rig expense per day	$13,823	$12,890	$13,046
Average rig margin per day	$14,877	$15,761	$16,411
Rig utilization	43%	39%	89%

OFFSHORE OPERATIONS
Revenues	$52,280	$41,880	$69,887
Direct operating expenses	35,738	30,293	44,475
General and administrative expense	1,049	862	826
Depreciation	2,877	3,003	2,924
Segment operating income	$12,616	$7,722	$21,662

Revenue days	736	736	809
Average rig revenue per day	$31,422	$27,539	$55,341
Average rig expense per day	$18,126	$19,619	$34,609
Average rig margin per day	$13,296	$7,920	$20,732
Rig utilization	89%	89%	98%

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	Three Months Ended
	September 30	December 31
SEGMENT REPORTING	2015 (As adjusted)	2015	2014 (As adjusted)
	(in thousands, except days and per day amounts)
INTERNATIONAL LAND OPERATIONS
Revenues	$78,069	$72,194	$96,673
Direct operating expenses	69,784	64,008	73,923
General and administrative expense	892	718	516
Depreciation	15,383	14,133	11,673
Asset impairment charge	39,242	—	—
Segment operating income (loss)	$(47,232)	$(6,665)	$10,561

Revenue days	1,608	1,411	2,069
Average rig revenue per day	$43,660	$46,031	$40,844
Average rig expense per day	$38,659	$34,220	$30,502
Average rig margin per day	$5,001	$11,811	$10,342
Rig utilization	45%	40%	60%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$33,225	$27,571	$84,262
Offshore Operations	$11,710	$6,331	$5,732
International Land Operations	$7,863	$7,244	$12,167

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Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses.  This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income from continuing operations before income taxes as reported on the Consolidated Statements of Operations (in thousands).

	Three Months Ended
	September 30	December 31
	2015 (As adjusted)	2015	2014 (As adjusted)
Operating income
U.S. Land	$33,653	$55,532	$318,129
Offshore	12,616	7,722	21,662
International Land	(47,232)	(6,665)	10,561
Other	(3,471)	(1,304)	(1,899)
Segment operating income (loss)	$(4,434)	$55,285	$348,453
Corporate general and administrative	(19,803)	(18,121)	(19,679)
Other depreciation	(3,803)	(3,610)	(3,881)
Inter-segment elimination	242	527	1,305
Income from asset sales	3,015	4,589	4,173
Operating income (loss)	$(24,783)	$38,670	$330,371

Other income (expense):
Interest and dividend income	1,393	733	295
Interest expense	(5,697)	(4,524)	(590)
Other	(989)	(261)	314
Total other income (expense)	(5,293)	(4,052)	19

Income (loss) from continuing operations before income taxes	$(30,076)	$34,618	$330,390

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